EXHIBIT 99
                                IDX NEWS RELEASE

FOR IMMEDIATE RELEASE
IDX SYSTEMS CORPORATION     CONTACT:
1400 Shelburne Road         Attn:    Debbie Drewniak, Investor Relations
P.O. Box 1070                        Tracey Moran, Corporate Communications
Burlington, VT  05402-1070           Phone:  (802) 862-1022

--------------------------------------------------------------------------------

         IDX SYSTEMS CORPORATION SIGNS DEFINITIVE AGREEMENT TO ACQUIRE EDIX

BURLINGTON, VT, September 11, 1998 -- IDX Systems Corporation (Nasdaq: IDXC) today announced that it has signed a definitive agreement to acquire EDiX Corporation of San Diego, CA. EDiX provides complete medical transcription outsourcing services to hospital and large physician group practices. With this acquisition, IDX continues its strategy to add technology-based services to its solution offerings. The acquisition, which is subject to regulatory and EDiX shareholder approval and satisfaction of other closing conditions, will be accounted for as a pooling of interests and is scheduled to close in the first quarter of 1999.

The terms of the agreement have been unanimously approved by both boards of directors and call for the shareholders and optionholders of EDiX to receive an aggregate of between approximately 415,000 and 498,000 shares of IDX common stock, based on the average closing sale price of IDX's common stock on the five consecutive trading days and ending three business days prior to the closing, subject to the downward adjustment in the event of certain contingencies. Based on the closing price of the IDX common stock on September 10, 1998, the transaction is valued at approximately $20.0 million, plus the assumption of EDiX debt. In addition, IDX has agreed to loan EDiX up to $5.0 million, subject to certain conditions, to fund EDiX operations prior to the closing. The transaction is expected to be slightly accretive to earnings in 1999. After the transaction is complete, it is anticipated that the EDiX organization will operate as EDiX, a division of IDX Systems Corporation.

According to Richard E. Tarrant, IDX president and chief executive officer, "We believe transcription data will become a vital component of computer-based patient records, such as the IDXtendR LastWord(R) and Clinical Management System, and that combining transcription data with data from IDX information systems will place our customers in a better position to provide coordinated care. In addition, we believe the evolution of technology supporting the transcription process can provide an efficient method to capture logically structured clinical information for meeting healthcare regulatory requirements. We believe EDiX transcription services will be an excellent foundation for documenting care to support our customers' regulatory compliance strategies."

According to Gene Barduson, EDiX chief executive officer, "We believe there will be a growing demand for outsourced medical transcription services, and we expect continued healthcare economic pressures, growing regulatory compliance issues, shortages of regional transcription resources, and advances in web and voice recognition technology to contribute to the increase. Our technology solution for medical transcription will position IDX to offer another innovative solution to meet the increasingly complex demands in healthcare delivery. We believe the EDiX private national network, in combination with our workflow management technology, will bring IDX an industry edge in the physician services market."

Founded in 1969, IDX Systems Corporation provides complete healthcare information solutions for integrated delivery networks , including group practices, MSOs, and hospitals. To connect systems and sites across the enterprise, IDX offers the IDXtendR @ the Site Series--products and services designed to align physicians and hospitals, streamline patient flow, enhance quality, and reduce costs. IDX is the company of choice at more than 1,600 customer sites nationwide.

This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding the expected consummation of the transaction with EDiX and the future benefits IDX expects to derive as a result of the transaction. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the satisfaction of various closing conditions, including receipt of regulatory approval, volume and timing of systems sales and installations, length of sales cycles and installation process, seasonal patterns of sales and customer buying behaviors, procurement, development and implementation of year 2000 ready products for internal use, procurement, development and implementation of year 2000 ready solutions for customers, the potential disruption of customer's purchasing plans due to work on their own year 2000 problems, development by competitors of new or superior technologies, delays in product development, undetected errors or bugs in software, product liability, changing economic, political and regulatory influences on the healthcare industry, changes in product pricing policies, competitive pressures, possible regulation of the Company's software by the U.S. Food and Drug Administration, general economic conditions, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference.

       THIS RELEASE IS ALSO AVAILABLE ON THE WORLD WIDE WEB AT WWW.IDX.COM

                                      ###




                                   Page 5 of 5